EXHIBIT 99.1

Allscripts announces first quarter 2016 results

  Record first quarter bookings of $252 million
  Adjusted EBITDA and free cash flow grow in excess of 20 percent year-over-year
  Non-GAAP EPS of $0.13 and GAAP EPS of $0.01

CHICAGO, May 05, 2016 (GLOBE NEWSWIRE) -- Allscripts Healthcare Solutions, Inc. (NASDAQ:MDRX) (Allscripts) announced its financial results for the three months ended March 31, 2016.

First Quarter Business Highlights

  Allscripts announced a transaction in March to create a joint venture that merges Netsmart Technologies, Inc. (Netsmart) with the Allscripts Homecare™ business. This joint venture establishes Netsmart as the largest human services and post-acute technology provider in healthcare. The transaction closed April 19, 2016.

  Black Book Rankings™ named the Sunrise platform as the top overall inpatient EHR for large hospitals and academic medical centers for the third consecutive year.

  University Hospitals (UH) significantly expanded and extended its commitment to Allscripts through 2024 to enhance patient care and improve population health management. UH will install Allscripts Sunrise clinical platform in five hospitals it has acquired in recent years and will add additional Sunrise modules in nine hospitals that currently use the platform.

  Allscripts announced an expanded relationship with Salford Royal NHS Foundation Trust to provide CareInMotion™, Allscripts population health management platform, which will help the organization make the transition to a new model of integrated care. Salford Royal is the first UK client to select CareInMotion’s dbMotion™ solution.

First Quarter Bookings Highlights

Bookings(1) were $252 million in the first quarter 2016, a record level for the first quarter of the year. This result compares with $236 million in the first quarter of 2015, a 7 percent increase. Bookings growth was driven by increased sales within the company’s client base for managed information technology services including outsourcing and hosting, revenue cycle management and population health services. In addition, multiple clients signed agreements to expand their use of core electronic health record (EHR) platforms such as Allscripts Sunrise™ and Allscripts TouchWorks™ EHR. As a result, bookings increased year-over-year within the acute and ambulatory markets.

Forty-four percent of first-quarter bookings related to software delivery, while the remaining 56 percent were reflected in client services. This compares with 63 and 37 percent of bookings attributable to these revenue categories, respectively, in the first quarter of 2015. Bookings mix between software and services can fluctuate quarter-to-quarter based on client buying patterns.

Contract revenue backlog as of March 31, 2016, totaled $3.65 billion, flat compared to the prior quarter-end amount.

Paul M. Black, Chief Executive Officer of Allscripts, said, “Allscripts is off to a strong start for the year, executing a fifth consecutive quarter of record bookings. Additionally, all key financial metrics grew compared to the first quarter of 2015. Our financial position continually strengthens as we deliver innovative, high-value solutions to the market. As a result, clients are expanding the depth and breadth of their commitment to Allscripts as a critical long-term strategic partner in delivering world-class health services.”

First Quarter Financial Highlights

First quarter 2016 revenue totaled $346 million, an increase of three percent year-over-year.

Software delivery, support and maintenance revenue totaled $229.2 million in the first quarter of 2016, a slight increase compared with the first quarter of 2015. Software delivery, support and maintenance revenue consists of all software, hardware, subscription, and transaction-related revenue as well as support and maintenance.

Client services revenue totaled $116.4 million in the first quarter of 2016, up nine percent compared with the first quarter of 2015. Client services revenue consists of recurring managed services and other project-based client services revenue.

Recurring revenue, consisting of subscriptions, recurring transactions, support and maintenance and recurring managed services, increased 4 percent compared with the first quarter of 2015. Non-recurring revenue, comprised of systems sales and other project-based client services revenue, was flat, compared with the first quarter of 2015, an improvement from year-over-year declines in recent quarters.

Gross margin in the first quarter of 2016 was 46.9 percent on a non-GAAP basis and 44.0 percent on a GAAP basis, compared with 42.3 percent and 38.8 percent, respectively, in the first quarter of 2015.

Operating expenses, consisting of selling, general and administrative (SG&A), and research and development (R&D) expenses, increased four percent on a non-GAAP basis and increased two percent on a GAAP basis in the first quarter of 2016 compared with the first quarter of 2015. Allscripts first-quarter non-GAAP SG&A increased six percent from the year ago period, primarily due to timing of marketing spend and incentive compensation expenses. Non-GAAP operating expenses also exclude $3.7 million of transaction–related expenses associated with the Netsmart joint venture announced in March.

Adjusted EBITDA increased to $62 million in the first quarter of 2016, a 23 percent increase compared with the first quarter of 2015. Growth in Adjusted EBITDA reflects revenue growth and gross margin expansion in the quarter.

Non-GAAP net income attributable to Allscripts stockholders in the first quarter of 2016 totaled $25 million, a 68 percent increase compared with the first quarter of 2015. GAAP net income attributable to Allscripts stockholders in the first quarter 2016 totaled $2 million compared with a net loss of $10 million in the first quarter of 2015.

Non-GAAP earnings per share in the first quarter of 2016 were $0.13, compared with $0.08, an increase of 63 percent compared with the first quarter of 2015. GAAP earnings per share were $0.01 compared with a loss per share of $0.06 in the first quarter of 2015.

Cash flow from operations in the first quarter of 2016 totaled $76 million compared with $59 million in the first quarter of 2015. Free cash flow in the first quarter of 2016 totaled $53 million, a 23 percent increase compared to the first quarter of 2015.

During the first quarter of 2016, Allscripts repurchased 2.9 million shares of common stock for $37.5 million pursuant to its previously announced stock repurchase program. Shares were repurchased at an average price of $12.70 per share. In November 2015, Allscripts Board of Directors authorized a stock repurchase program for up to $150 million through December 31, 2018. As of March 31, 2016, there was approximately $112.5 million remaining under the current authorization.

Mr. Black continued, “Looking ahead, we continue to make significant investments to enhance Allscripts solutions portfolio, such as the recently formed joint venture with Netsmart. Continuous regulatory change and a permanent shift in reimbursement paradigms that reward value over volume will create additional demand for our services. We also continue to invest in Open technology, precision medicine and consumer strategies, which together will create significant opportunities for the company.”

2016 Financial Guidance

Allscripts contributed 100% of its Homecare business as partial consideration for the formation of the Netsmart joint venture, announced in March 2016.

Allscripts adjusted its prior financial guidance for 2016, reflecting the consolidation of the Netsmart joint venture for financial reporting purposes into Allscripts Healthcare Solutions financial statements, beginning in the second quarter 2016, as required under GAAP:

  Increasing revenue to between $1.580 billion and $1.610 billion, equal to midpoint range growth of 15 percent, year-over-year;

  Increasing Adjusted EBITDA to between $280 million and $300 million, equal to midpoint range growth of 20 percent, year-over-year, and;

  The company reiterated prior non-GAAP earnings per share guidance of between $0.55 and $0.62 per diluted share, equal to midpoint range growth of 24 percent, year-over-year.

Note: The consolidation of the Netsmart joint venture into Allscripts returns 100 percent of the revenue and expenses of that business, and then deducts minority interest from profitability.

The Company plans to provide pro forma historical financial statements in early July as well as additional detail on the impact of the Netsmart transaction on Allscripts consolidated financial statements for the remainder of 2016 at that time.

For a complete reconciliation of GAAP and non-GAAP items, see the explanation of non-GAAP financial measures as well as the GAAP and non-GAAP reconciliation financial tables in this release (Tables 4, 5 and 6).

Conference Call:

Allscripts will conduct a conference call today, Thursday, May 5, 2016, at 4:30 PM Eastern Standard Time to discuss its earnings release and other information. Participants may access the conference call via webcast at http://investor.allscripts.com. Participants also may access the conference call by dialing +1 (877) 269-7756 or +1 (201) 689-7817 (international) and requesting Conference ID # 13633730.

A replay of the call will be available approximately two hours after the conclusion of the call, for a period of four weeks, on the Allscripts Investor Relations website or by calling +1 (877) 660-6853 or +1 (201) 612-7415 - Conference ID # 13633730.

Supplemental and non-GAAP financial information is also available at http://investor.allscripts.com.

Footnotes

(1) Bookings reflect the value of executed contracts for software, hardware, other client services, remote hosting, outsourcing and subscription-based services.

About Allscripts

Allscripts (NASDAQ:MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and It Takes A Community: The Allscripts Blog.

© 2016 Allscripts Healthcare, LLC and/or its affiliates. All Rights Reserved.

Allscripts, the Allscripts logo, and other Allscripts marks are trademarks of Allscripts Healthcare, LLC and/or its affiliates. All other products are trademarks of their respective holders, all rights reserved. Reference to these products is not intended to imply affiliation with or sponsorship of Allscripts Healthcare, LLC and/or its affiliates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current beliefs and expectations of Allscripts management, only speak as of the date that they are made, and are subject to significant risks and uncertainties. Such statements can be identified by the use of words such as “future,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “will,” “would,” “could,” “can,” “may,” and similar terms. Actual results could differ from those set forth in the forward-looking statements, and reported results should not be considered an indication of future performance. Certain factors that could cause Allscripts actual results to differ materially from those described in the forward-looking statements include, but are not limited to: the response of customers and competitors to the Netsmart joint venture; the expected financial contribution and results of the Netsmart joint venture, including the expected consolidation for financial reporting purposes; Allscripts failure to compete successfully; consolidation in Allscripts industry; current and future laws, regulations and industry initiatives; increased government involvement in Allscripts industry; the failure of markets in which Allscripts operates to develop as quickly as expected; Allscripts or its customers’ failure to see the benefits of government programs; changes in interoperability or other regulatory standards; the effects of the realignment of Allscripts sales, services, and support organizations; market acceptance of Allscripts products and services; the unpredictability of the sales and implementation cycles for Allscripts products and services; Allscripts ability to manage future growth; Allscripts ability to introduce new products and services; Allscripts ability to establish and maintain strategic relationships; risks related to the acquisition of new companies or technologies; the performance of Allscripts products; Allscripts ability to protect its intellectual property rights; the outcome of legal proceedings involving Allscripts; Allscripts ability to hire, retain and motivate key personnel; performance by Allscripts content and service providers; liability for use of content; security breaches; price reductions; Allscripts ability to license and integrate third party technologies; Allscripts ability to maintain or expand its business with existing customers; risks related to international operations; changes in tax rates or laws; business disruptions; Allscripts ability to maintain proper and effective internal controls; and asset impairment charges. Additional information about these and other risks, uncertainties, and factors affecting Allscripts business is contained in Allscripts filings with the Securities and Exchange Commission, including under the caption “Risk Factors” in the Allscripts Annual Report on Form 10-K and subsequent Form 10-Qs. Allscripts does not undertake to update forward-looking statements to reflect changed assumptions, the impact of circumstances or events that may arise after the date of the forward-looking statements, or other changes in its business, financial condition, or operating results over time.

Table 1
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	March 31,	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$100.1	$116.9
Accounts receivable, net	340.1	327.8
Prepaid expenses and other current assets	99.1	93.6
Total current assets	539.3	538.3
Fixed assets, net	117.7	125.6
Software development costs, net	86.1	85.8
Intangible assets, net	335.7	347.6
Goodwill	1,222.3	1,222.6
Deferred taxes, net	2.4	2.3
Other assets	320.8	359.7
Total assets	$2,624.3	$2,681.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$71.5	$60.0
Accrued expenses	56.0	62.0
Accrued compensation and benefits	37.5	62.4
Deferred revenue	365.4	315.9
Current maturities of long-term debt and capital lease obligations	12.4	12.6
Total current liabilities	542.8	512.9
Long-term debt	587.4	612.4
Deferred revenue	20.0	20.3
Deferred taxes, net	23.3	22.2
Other liabilities	61.5	95.1
Total liabilities	1,235.0	1,262.9
Total Allscripts Healthcare Solutions, Inc.'s stockholders' equity	1,378.0	1,407.8
Non-controlling interest	11.3	11.2
Total stockholders’ equity	1,389.3	1,419.0
Total liabilities and stockholders’ equity	$2,624.3	$2,681.9

Table 2
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per-share amounts)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Revenue:
Software delivery, support and maintenance	$229.2	$227.6
Client services	116.4	107.0
Total revenue	345.6	334.6
Cost of revenue:
Software delivery, support and maintenance	75.2	76.7
Client services	100.9	107.2
Amortization of software development and acquisition-related assets (a)	17.6	20.9
Total cost of revenue	193.7	204.8
Gross profit	151.9	129.8
Selling, general and administrative expenses	84.1	82.1
Research and development	47.0	46.7
Asset impairment charges	4.7	-
Amortization of intangible and acquisition-related assets	4.2	6.7
Income (loss) from operations	11.9	(5.7)
Interest expense and other, net (b)	(6.6)	(5.4)
Equity in net earnings of unconsolidated investments	(2.6)	-
Income (loss) before income taxes	2.7	(11.1)
Income tax (provision) benefit	(0.6)	1.0
Net income (loss)	2.1	(10.1)
Less: Net income attributable to non-controlling interest	(0.1)	-
Net income (loss) attributable to Allscripts Healthcare Solutions, Inc. stockholders	$2.0	($10.1)

Earnings (loss) per share - basic	$0.01	($0.06)
Earnings (loss) per share - diluted	$0.01	($0.06)

Weighted average common shares outstanding:
Basic	188.6	180.6
Diluted	190.7	180.6

(a) Amortization of software development and acquisition-related assets includes:
Amortization of capitalized software development costs	$10.2	$11.8
Amortization of acquisition-related intangible assets	7.4	9.1
	$17.6	$20.9

(b) Interest expense and other, net are comprised of the following for the periods presented:
	Three Months Ended March 31,
	2016	2015

Non-cash amortization of 1.25% Cash Convertible Notes original issue discount	$2.8	$2.7
Interest expense	3.6	3.9
Amortization of discounts and debt issuance costs	0.6	0.7
Other income, net	(0.4)	(1.9)
Total interest expense and other, net	$6.6	$5.4

Table 3
Allscripts Healthcare Solutions, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities:
Net income (loss)	$2.1	($10.1)
Non-cash adjustments to net loss:
Depreciation and amortization	34.5	41.7
Stock-based compensation expense	9.9	9.1
Other non-cash charges, net	7.1	-
Total non-cash adjustments to income	51.5	50.8
Cash impact of changes in operating assets and liabilities	22.3	17.8
Net cash provided by operating activities	75.9	58.5
Cash flows from investing activities:
Capital expenditures	(7.8)	(6.1)
Capitalized software	(15.1)	(9.3)
Purchases of non-marketable securities in partner entities, business acquisition, net of cash acquired and other investments	(0.5)	(0.7)
Sales and maturities of marketable securities and other investments	-	1.3
Net cash used in investing activities	(23.4)	(14.8)
Cash flows from financing activities:
Repurchase of common stock	(37.5)	-
Stock-based compensation-related payments, net	(3.9)	(2.2)
Senior secured debt borrowings, net	(28.4)	(5.7)
Net cash used in financing activities	(69.8)	(7.9)
Effect of exchange rate changes on cash and cash equivalents	0.5	(0.5)
Net (decrease) increase in cash and cash equivalents	(16.8)	35.3
Cash and cash equivalents, beginning of period	116.9	53.2
Cash and cash equivalents, end of period	$100.1	$88.5

Table 4
Allscripts Healthcare Solutions, Inc.
Condensed Non-GAAP Financial Information
(In millions, except per share amounts and percentages)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Total revenue	$345.6	$334.6

Gross profit, as reported	$151.9	$129.8

Acquisition-related amortization	7.4	9.1
Stock-based compensation expense	2.7	2.5
Total non-GAAP gross profit	$162.0	$141.4

Income (loss) from operations, as reported	$11.9	($5.7)

Acquisition-related amortization	11.6	15.8
Stock-based compensation expense	10.4	9.5
Non-recurring expenses and transaction-related costs (a)	3.7	6.1
Non-cash asset impairment charges	4.7	-
Total non-GAAP operating income	$42.3	$25.7

Net income (loss) attributable to Allscripts Healthcare Solutions, Inc. stockholders, as reported	$2.0	($10.1)

Acquisition-related amortization	7.5	10.3
Stock-based compensation expense	6.8	6.2
Non-recurring expenses and transaction-related costs	2.4	3.9
Non-cash asset impairment charges	3.1	-
Non-cash charges to interest expense and other	1.8	1.7
Equity in net earnings of unconsolidated investments	1.7	-
Tax rate alignment	(0.3)	2.9
Non-GAAP net income attributable to Allscripts Healthcare Solutions, Inc.	$25.0	$14.9

Non-GAAP effective tax rate	35%	35%

Weighted shares outstanding - diluted	190.7	182.1

Earnings (loss) per share - basic and diluted, as reported	$0.01	($0.06)

Non-GAAP earnings per share - diluted	$0.13	$0.08

Note: All adjustments to reconcile GAAP to non-GAAP net income are net of tax.
(a) Non-recurring expenses and transaction-related costs included in cost of revenue and operating expenses are comprised of the following for the periods presented:
	Three Months Ended March 31,
	2016	2015

Operating expenses:
Severance and other costs	-	$6.0
Transaction-related costs	3.7	0.1
Total non-recurring expenses and transaction related costs	$3.7	$6.1

Table 5
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Adjusted EBITDA
(In millions, except percentages)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Total revenue	$345.6	$334.6

Net income (loss), as reported	$2.1	($10.1)

Depreciation and amortization	34.5	41.7
Stock-based compensation expense	10.4	9.5
Non-recurring expenses and transaction-related costs	3.7	6.1
Non-cash asset impairment charges	4.7	-
Interest expense and other, net (a)	3.2	3.7
Equity in net earnings of unconsolidated investments	2.6	-
Tax provision/(benefit)	0.6	(1.0)

Adjusted EBITDA	61.8	49.9

Adjusted EBITDA attributable to non-controlling interest	0.3	-

Adjusted EBITDA, net of non-controlling interest	$61.5	$49.9

Adjusted EBITDA margin (b)	18%	15%

(a) Interest expense and other, net has been adjusted from the amounts presented in the statements of operations in order to remove the amortization of the fair value of the cash conversion option embedded in the 1.25% Cash Convertible Notes and deferred debt issuance costs from interest expense since such amortization is also included in depreciation and amortization.

(b) Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenue.

Table 6
Allscripts Healthcare Solutions, Inc.
Non-GAAP Financial Information - Free Cash Flow
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net cash provided by operating activities	$75.9	$58.5
Cash flows from investing activities:
Capital expenditures	(7.8)	(6.1)
Capitalized software	(15.1)	(9.3)
Free cash flow	$53.0	$43.1

Explanation of Non-GAAP Financial Measures

Allscripts reports its financial results in accordance with U.S. generally accepted accounting principles, or GAAP. To supplement this information, Allscripts presents in this release non-GAAP gross profit, gross margin, operating expense, net income, including non-GAAP earnings per share, non-GAAP effective income tax rate, Adjusted EBITDA and free cash flow, which are considered non-GAAP financial measures under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. The definition of non-GAAP financial measures used throughout this document is presented below:

  Non-GAAP gross profit consists of GAAP gross profit as reported and excludes acquisition-related amortization and stock-based compensation expense. Non-GAAP gross margin consists of non-GAAP gross profit as a percentage of GAAP or non-GAAP revenue in the applicable period, as defined above. For the first quarter of 2016, non-GAAP gross margin totaled 46.9 percent, consisting of non-GAAP gross profit of $162.0 million divided by revenue of $345.6 million. For the first quarter of 2015, non-GAAP gross margin totaled 42.3 percent consisting of non-GAAP gross profit of $141.4 million divided by revenue of $334.6 million. Reconciliations to non-GAAP gross profit are found in Table 4 within this press release.

  Non-GAAP operating expense consists of GAAP selling, general and administrative expenses (SG&A) and research and development expense (R&D), as reported, and excludes non-recurring expenses and transaction-related costs and stock-based compensation expense recorded to SG&A and R&D. For the first quarter of 2016, non-GAAP operating expense totaled $119.7 million consisting of $84.1 million of GAAP SG&A and $47.0 million of GAAP R&D expense and excludes $3.7 million of total non-recurring expenses and transaction-related costs and $7.7 million of stock-based compensation expense recorded to SG&A and R&D. For the first quarter of 2015, non-GAAP operating expense totaled $115.7 million consisting of $82.1 million of GAAP SG&A and $46.7 million of GAAP R&D expense and excludes $6.1 million of total non-recurring expense and transaction-related costs and $7.0 million of stock-based compensation expense recorded to SG&A and R&D.

  Adjusted EBITDA is a non-GAAP measure and consists of GAAP net income (loss) as reported and adjusts for: depreciation and amortization; stock-based compensation expense; non-recurring expenses and transaction-related costs; non-cash asset impairment charges; interest expense and other, net; equity in net earnings of unconsolidated investments; and tax provision (benefit).

  Non-GAAP effective income tax rate is based on non-GAAP pre-tax earnings and consists of the statutory federal income tax rate, Allscripts effective state income tax rate, and adjustments for permanent differences.

  Non-GAAP net income consists of GAAP net income/(loss) as reported, and adds back acquisition-related amortization, stock-based compensation expense, non-recurring expenses and transaction-related costs, non-cash charges to interest expense and other, non-cash asset impairment charges, and equity in net earnings of unconsolidated investments, in each case net of any related tax effects. Non-GAAP net income also includes a tax rate alignment adjustment.

  Non-GAAP earnings per share consists of non-GAAP net income, as defined above, divided by weighted shares outstanding – diluted in the applicable period.

  Free cash flow consists of GAAP cash flows provided by operating activities in the applicable period, net of capital expenditures and capitalized software costs.

Acquisition-Related Amortization. Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. Allscripts excludes acquisition-related amortization expense from non-GAAP gross profit, non-GAAP operating income and non-GAAP net income because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.

Stock-Based Compensation Expense. Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards. Allscripts excludes stock-based compensation expense from non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods as a result of the timing and valuation of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods, and such expense will recur in future periods.

Non-Recurring Expenses and Transaction-Related Costs. Non-recurring expenses relate to certain severance, product consolidation, legal proceedings, consulting, and other charges incurred in connection with activities that are considered one-time. For the first quarter of 2016, Allscripts incurred $3.7 million of transaction-related expenses associated with the Netsmart joint venture.

Allscripts excludes non-recurring expenses and transaction-related costs from non-GAAP gross profit, non-GAAP operating income, non-GAAP net income and Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Allscripts business operations and (ii) such expenses can vary significantly between periods.

Non-Cash Charges to Interest Expense and Other. Non-cash charges to interest expense and other includes non-cash amortization of the fair value of the cash conversion option embedded in the 1.25 percent Cash Convertible Notes issued by Allscripts during the second quarter of 2013.

Non-Cash Asset Impairment Charges. Asset impairment charges relate primarily to product consolidation activities and the write-down of the carrying value of equity investments in third parties.

Equity in Net Earnings of Unconsolidated Investments. Equity in net earnings of unconsolidated investments relates primarily to Allscripts’ share of net losses from Nant Health, LLC recorded on a one quarter lag.

Tax Rate Alignment. Tax adjustment aligns the applicable period’s effective tax rate to the expected annual non-GAAP effective tax rate.

Management also believes that non-GAAP gross profit, SG&A, operating expense, operating income, net income, non-GAAP net income on a per share basis, Adjusted EBITDA and free cash flow, provide useful supplemental information to management and investors regarding the underlying performance of Allscripts business operations. Acquisition accounting adjustments made in accordance with GAAP can make it difficult to make meaningful comparisons of the underlying operations of the business without considering the non-GAAP adjustments provided and discussed herein. Management also uses this information internally for forecasting and budgeting, as it believes that these measures are indicative of core operating results. In addition, management may use non-GAAP gross profit, SG&A, operating expense, operating income, net income and/or Adjusted EBITDA to measure achievement under Allscripts stock and cash incentive compensation plans. Note, however, that non-GAAP gross profit, operating income and net income and non-GAAP net income on a per share basis and Adjusted EBITDA are performance measures only, and they do not provide any measure of cash flow or liquidity. Allscripts considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after capital expenditures and capitalized software costs. Free cash flow provides management and investors a valuable measure to determine the quantity of capital generated that can be deployed to create additional shareholder value by a variety of means. Non-GAAP financial measures are not in accordance with, or an alternative for, measures of financial performance prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Allscripts results of operations as determined in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures with GAAP financial measures contained within the attached condensed consolidated financial statements.

For more information contact:

Investors:
Seth Frank
312-506-1213
seth.frank@allscripts.com

Media:
Concetta DiFranco
312-447-2466
concetta.difranco@allscripts.com